Exhibit 99.1

Armstrong World Industries Appoints Jennifer Kozak to Senior Vice President, Chief Human Resources Officer

July 30, 2026 — LANCASTER, Pa.— Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, today announced that Jennifer Kozak has been named Senior Vice President, Chief Human Resources Officer and a member of the Executive Leadership Team, effective Sept. 9, 2026.

“As Armstrong continues to evolve and grow, our people remain central to our success,” said Mark Hershey, president and chief executive officer. “Jennifer brings deep human resources leadership experience across global manufacturing organizations, with a strong track record of developing talent, strengthening culture and guiding strategic alignment across teams. As a proven strategic and collaborative professional, her guidance and engagement will strengthen our leadership team as we continue to invest in our employee experience to support the company’s long-term growth strategy. I am pleased to welcome Jennifer to Armstrong and look forward to her contributions.”

Kozak brings more than 25 years of global human resources experience across public and private industrial organizations. She joins Armstrong from Enviri (NYSE: NVRI), a global environmental solutions provider with approximately 12,000 global employees, where she served as Senior Vice President and Chief Human Resources Officer. In that role, she led the company’s global human resources and communications strategy, including culture, employee engagement, talent management, total rewards, and corporate communications, while helping guide the company through a successful business transformation.

Kozak joined Enviri in 2022 as Vice President of Human Resources for Clean Earth, the company’s specialized environmental and waste management business, and was subsequently promoted to Senior Vice President and Chief Human Resources Officer. Prior to joining Enviri, she served as Senior Vice President and Chief Human Resources Officer for a leading private equity-backed company in the chemical industry. Earlier in her career, Kozak held human resources leadership roles of increasing responsibility with SUEZ Water Technologies & Solutions and General Electric and began her career in the steel industry, including Worthington Industries.

Kozak holds an MBA from Pennsylvania State University and a bachelor’s degree from Temple University. She also earned a Chief Human Resources Officer certificate from Wharton Executive Education at the University of Pennsylvania.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For more than 165 years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.6 billion in revenue in 2025, AWI has approximately 4,000 employees and a manufacturing network of 24 facilities, plus seven facilities dedicated to its WAVE joint venture.

Investor / Media Contacts

Theresa Womble, VP, Investor Relations and Corporate Communications
TLWomble@armstrong.com or (717) 396-6354

Isabel Sickler, Corporate Communications Manager

IMSickler@armstrong.com or (717) 396-2358